FILED PURSUANT TO RULE 424(b)(3)
REGISTRATION NO. 333-148928

PROSPECTUS

T.O.D. Taste on Demand Inc.

2,554,400 Shares of Common Stock

This prospectus relates to the resale of 2,554,400 shares of common stock of T.O.D. Taste on Demand Inc. which are issued and outstanding and held by persons who are currently our stockholders.

The selling stockholders will be offering our shares of common stock at a price of $0.05 per share until a market develops and thereafter at prevailing market prices or privately negotiated prices. There has been no market for our securities and a public market may not develop, or, if any market does develop, it may not be sustained. Our common stock is not traded on any exchange or quoted on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority for our common stock to be eligible for quotation on the Over The Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application.

Investing in our securities involves significant risks. See "Risk Factors" beginning on page 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the Securities and Exchange Commission. The selling security holders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is February 14, 2008

PROSPECTUS SUMMARY

As used in this prospectus, references to “T.O.D.”, the "Company," "we," “our” or "us" refer to T.O.D. Taste on Demand Inc., unless the context otherwise indicates.

The following summary highlights selected information contained in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

Corporate Background

T.O.D. Taste on Demand Inc. was incorporated under the laws of the State of Nevada on August 31, 2007. We intend to develop a special device that will allow drinkers of bottled water to choose one of few flavors and make their own drink by virtue of pouring the water from the bottle into the glass. We have not generated any revenue from operations to date and are a development stage company. We currently have no employees other than our sole corporate officer.

Our offices are currently located at 55 Hakeshet Street, Reuth, Israel 91708. Our telephone number is + 972 8 9263001. We do not currently have a web site.

The Offering

Securities offered:	2,554,400 shares of common stock

Offering price :	$0.05 per share until a market develops and thereafter at market prices or prices negotiated in private transactions

Shares outstanding prior to offering:	3,654,400 shares of common stock

Shares outstanding after offering:	3,654,400 shares of common stock

Market for the common shares:
There is no market for our securities. Our common stock is not traded on any exchange or quoted on the over-the-counter market. We intend to have a market maker file an application with the Financial Industry Regulatory Authority for our common stock to be eligible for quotation on the Over The Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application.

There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Use of proceeds:	We will not receive any proceeds from the sale of shares by the selling security holders.

SUMMARY FINANCIAL INFORMATION:
As of November 30, 2007
(Audited)
Balance Sheet Items-
Cash in bank	$37,162
Total current assets	$39,412
Total assets	$39,412
Accounts payable and accrued liabilities	$12,932
Total current liabilities	$12,932
Stockholders' equity	$26,480

Period from
August 31, 2007(inception)
Through
November 30, 2007
(Audited)
Statements of Operations items-
Revenues	$0.00
Research and Development expenses	$4,432
General and administrative expenses	$13,912
Other income (expense)	$91
Net (loss)	$18,253
(Loss) per common share - Basic and Diluted	$0.01
Weighted Average Number of Common Shares Outstanding - Basic and Diluted	3,035,055

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus before deciding to invest in our company. If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth would likely suffer. As a result, you could lose all or part of your investment.

Risk Factors Relating to Our Company

1.  We are a development stage company and may never be able to effectuate our business plan or achieve any revenues or profitability. Therefore, at this stage of our business, potential investors have a high probability of losing their entire investment.

We were established on August 31, 2007 and have no operating history. We are in the development stage and are subject to all of the risks inherent in the establishment of a new business enterprise. We have had no revenue to date. Our operations to date have been focused on organizational, start-up, and fund raising activities as well as on the development and filing of a patent application to secure our intellectual property rights in our planned products. As a development stage company, we are a highly speculative venture involving significant financial risk. It is uncertain as to when we will become profitable, if ever.

There is nothing at this time on which to base an assumption that our business operations will prove to be successful or that we will ever be able to operate profitably. We may not be able to successfully effectuate our business. There can be no assurance that we will ever achieve any revenues or profitability. The revenue and income potential of our proposed business and operations is unproven as the lack of operating history makes it difficult to evaluate the future prospects of our business.

2.  We expect losses in the future because we have no revenue.

We are expecting losses over the next twelve months because we do not yet have any revenues to offset the expenses associated with the development of our device. We cannot guarantee that we will ever be successful in generating revenues in the future. We recognize that if we are unable to generate revenues, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations. You may lose your entire investment.

3.  If our business strategy is not successful, we may not be able to continue operations as a going concern and our stockholders may lose their entire investment in us.

As discussed in the Notes to Financial Statements included in this registration statement, we incurred a net loss of $18,253 for the period August 31, 2007 (inception) to November 30, 2007. Since our inception, we have had no revenue and only incurred a net loss. These factors raise substantial doubt whether we will be able to continue operations as a going concern, and our independent auditors included an explanatory paragraph regarding this uncertainty in their report on our financial statements. Our ability to continue as a going concern is dependent upon our generating cash flow sufficient to fund operations and reducing operating expenses. Our business strategy may not be successful in addressing these issues. If we cannot continue as a going concern, our stockholders may lose their entire investment in us.

4. We have a net asset deficiency, and there is no assurance that profitable operations, if achieved, can be sustained.

As of November 30, 2007, we had an accumulated deficit of $18,253. We currently have a net assets deficiency, and there is no assurance that profitable operations, if achieved, can be sustained.

5.  Since our officers can work or consult for other companies, there can be a conflict of interest and their activities could slow down our operations .

David Katzir, our sole officer is also a member of our board of directors, and he is not required to work exclusively for us. He does not devote all of his time to our operations. Therefore, it is possible that a conflict of interest with regard to their time may arise based on his employment for other companies. His other activities may prevent them from devoting full-time to our operations which could slow our operations and may reduce our financial results because of the slow down in operations. We do not have any agreement with Mr. Katzir regarding the services he is to provide to us. It is expected that Mr. Katzir will devote between 10 and 20 hours per week to our operations on an ongoing basis, and will devote full days and even multiple days at a stretch when required.

6.  We are heavily dependent upon our officers and directors. The loss of either Mr. Katzir or Mr. Karfiol, whose knowledge and leadership upon which we rely, would harm our ability to execute our business plan.

We are dependent on the continued contributions of David Katzir our President, Treasurer, Secretary and Director, and Asael Karfiol, our Director, whose knowledge and leadership would be difficult to replace. If we were to lose either of their services, or if either of them is not available to us when we need him, our ability to execute our business plan would be harmed and we may be forced to cease operations until such time as we could hire a suitable replacement.

7. We may fail in the development of our products; Failure to attract and retain qualified people could harm our ability to execute our business plan.

The development of our products is complicated and our success can not be guaranteed. To date, we have no employees other than our sole officer and we can provide no assurance we will be able to attract and retain qualified engineers while ensuring that labor costs will be kept low, or that, if they do increase, they can be matched by corresponding increases in revenues.

8. Our products may not achieve market acceptance.

We are developing a new product which does not currently exist in the market. Poor market acceptance of our products or other unanticipated events may result in lower revenues than anticipated, making anticipated expenditures on development, advertising and promotion not feasible.

9. Intellectual property claims against us could be costly and could impair our business.

We believe that our patent, if approved, does not infringe patents or other proprietary rights of third parties. There can be no assurance, however, that third parties will not claim that our current or future products infringe such rights of third parties. Any such claim, with or without merit, could result in costly litigation or require us to enter into royalty or licensing agreements in order to obtain a license to continue to develop and market the affected products. There can be no assurance that we would prevail in any such action or that any license (including licenses proposed by third parties) would be made available on commercially acceptable terms, if at all. If we become involved in litigation over proprietary rights, it could consume a substantial portion of our managerial and financial resources, which could have a material adverse effect on our business and financial condition.

10. If we are unable to adequately protect our intellectual property, third parties may be able to use our technology, which could adversely affect our ability to compete in the market.

Our commercial success will depend in part on our ability to obtain and maintain patent protection on our products, and successfully defend these patents and technologies against third-party challenges. In particular, we have developed a patent application, which is currently pending with the Israeli Patent Office. There is no certainty that such application will be approved. In addition, even if such application is approved, it may not be sufficiently broad to prevent others from practicing our technologies or from developing competing products. Furthermore, others may independently develop similar or alternative technologies or design around our patented technologies. Patents we use may be challenged or invalidated or may fail to provide us with any competitive advantage. Moreover, in certain parts of the world, such as in China, western companies are adversely affected by poor enforcement of intellectual property rights.

11.  We may not be able to compete with current or future competitors, some of whom have greater resources and experience than we do.

Although we do not view ourselves as a threat to the beverages companies, some companies may view our concept and products as a threat to them and could look for ways to prevent us from getting into the market or reduce our market share once created. Such companies can also develop more effectively alternate products and may be able to introduce such products into the market in favorable terms and using aggressive pricing or licensing policies, which may hinder our ability to penetrate the market.

12. We are exposed to fluctuations in currency exchange rates.

A significant portion of our business will be conducted outside the United States. Although a majority of our revenues will be transacted in U.S. Dollars, we are exposed to currency exchange fluctuations in other currencies such as the New Israeli Shekel (NIS). Moreover, a portion of our expenses in Israel are paid in the local currency, which subjects us to the risks of foreign currency fluctuations. In the future, we may use derivative instruments in order to try to minimize the effects of currency fluctuations, but any hedging positions may not succeed in minimizing our foreign currency fluctuation risks.

13.  If we are unable to obtain funding, our business operations will be harmed. Even if we do obtain financing our then existing shareholders may suffer substantial dilution.

We will require funds to develop our products, create a marketing program and address all necessary concerns, as described below in the section entitled “Description of Business.” We anticipate that may require additional capital to fund our operations for the next twelve months. Such funds may come from the sale of equity and/or debt securities and/or loans. It is possible that additional capital will be required to effectively support our operations and to otherwise implement our overall business strategy. The inability to raise the required capital will restrict our ability to develop and market our product and may reduce our ability to continue to conduct business operations. If we are unable to obtain necessary financing, we will likely be required to curtail our development plans which could cause the company to become dormant. We currently do not have any arrangements or agreements to raise additional capital. Any additional equity financing may involve substantial dilution to our then existing shareholders.

14.  We may not be able to raise sufficient capital or generate adequate revenue to meet our obligations and fund our operating expenses.

We have not had any revenues since our inception. Failure to raise adequate capital and generate adequate sales revenues to meet our obligations and develop and sustain our operations could result in our having to curtail or cease operations. Additionally, even if we do raise sufficient capital and generate revenues to support our operating expenses, there can be no assurances that the revenue will be sufficient to enable us to develop our business to a level where it will generate profits and cash flows from operations sufficient to sustain us. These matters raise substantial doubt about our ability to continue as a going concern. Our independent auditors currently included an explanatory paragraph in their report on our financial statements regarding concerns about our ability to continue as a going concern. Accordingly, our failure to generate sufficient revenues or to generate adequate capital could result in the failure of our business and the loss of your entire investment.

15.  Our directors and officers own a significant percentage of our issued and outstanding shares of common stock, and any future sales of their shares may result in a decrease in the price of our common stock and the value of your investment.

Our directors and officers have control over 30.1% of the issued and outstanding shares of our common stock. The future prospect of sales of significant amounts of shares held by Mr. Kaztir and Mr. Karfiol could affect the market price of our common stock if the marketplace does not orderly adjust to the increase in shares in the market and the value of your investment in the company may decrease. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Risks related to Our Location in Israel

16. It could be difficult to enforce a U.S. judgment against our officers and directors.

All of our executive officers and directors are non-residents of the United States, and virtually all of our assets and the assets of these persons are located outside the United States. Therefore, it could be difficult to enforce a judgment obtained in the United States against any of these persons who are all currently residents of the State of Israel.

There is also doubt as to the enforceability of civil liabilities under the Securities Act of 1933 and the Securities Exchange Act of 1934 in original actions instituted in Israel. However, subject to specified time limitations, Israeli courts may enforce a U.S. final executory judgment in a civil matter, provided that:

- adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard;

- the judgment and its enforcement are not contrary to the law, public policy, security or sovereignty of the State of Israel;

- the judgment was obtained after due process before a court of competent jurisdiction according to the rules of private international law prevailing in Israel;

- the judgment was not obtained by fraudulent means and does not conflict with any other valid judgment in the same matter between the same parties;

- an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the U.S. court; and

-	the U.S. court is not prohibited from enforcing judgments of Israeli courts

17. Potential political, economic and military instability in Israel may adversely affect our results of operations.

Our principal offices and operations are located in Israel. Accordingly, political, economic and military conditions in Israel directly affect our operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors. A state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Since October 2000, there has been an increase in hostilities between Israel and the Palestinians, which has adversely affected the peace process and has negatively influenced Israel's relationship with its Arab citizens and several Arab countries. Such ongoing hostilities may hinder Israel's international trade relations and may limit the geographic markets, where we can sell our products. Furthermore, the United States Department of State has issued advisories regarding travel to Israel, impeding the ability of travelers to attain travel insurance. Furthermore, during July and August of  2006 there have been hostilities between Israel and the Hezbollah terrorist organization operating in Lebanon, and the north of Israel has been hit by rockets launched from Lebanon. Any hostilities involving Israel or threatening Israel, or the interruption or curtailment of trade between Israel and its present trading partners, could adversely affect our operations.

18. Our results of operations could be negatively affected by the obligations of our personnel to perform military service.

Our operations could be disrupted by the absence for significant periods of one or more of our current or future, if any, executive officers, key employees or a significant number of other employees because of military service. Our current officer and future, if any, employees may be obligated to perform military reserve duty, which could accumulate annually from several days to up to two months in special cases and circumstances. The length of such reserve duty depends, among other factors, on an individual's age and prior position in the army. In addition, if a military conflict or war occurs, these persons could be required to serve in the military for extended periods of time. Any disruption in our operations as the result of military service by key personnel could harm our business.

Risks Relating To Our Common Shares

19.  We may, in the future, issue additional common shares, which would reduce investors' percent of ownership and may dilute our share value.

Our Certificate of Incorporation authorizes the issuance of 65,000,000 shares of common stock, of which 3,654,400 shares are issued and outstanding, and 10,000,000 shares of preferred stock, of which no shares are issued and outstanding. The future issuance of an additional 61,345,600 shares of common stock which we are currently authorized to issue may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

20.  Our common shares are subject to the "Penny Stock" Rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our Common shares and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

21.  There is no current trading market for our securities and if a trading market does not develop, purchasers of our securities may have difficulty selling their shares.

There is currently no established public trading market for our securities and an active trading market in our securities may not develop or, if developed, may not be sustained. We intend to have a market maker apply for admission to quotation of our securities on the FINRA Over The Counter Bulletin Board after the registration statement relating to this prospectus is declared effective by the SEC. We do not yet have a market maker who has agreed to file such application. If for any reason our common stock is not quoted on the Over The Counter Bulletin Board or a public trading market does not otherwise develop, purchasers of the shares may have difficulty selling their common stock should they desire to do so. No market makers have committed to becoming market makers for our common stock and none may do so.

22.  State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

Secondary trading in common stock sold in this offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted thus causing you to realize a loss on your investment.

23.  The requirements of being a public company may strain our resources and distract our management.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls for financial reporting. We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accountants addressing these assessments. During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. We will be required to comply with the requirements of Section 404 for our fiscal year ended June 30, 2008. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required. This may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, we may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge, and we cannot assure you that we will be able to do so in a timely fashion.

24.  Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless the value of such shares appreciates and they sell them. There is no assurance that stockholders will be able to sell shares when desired.

25.  We may issue shares of preferred stock in the future that may adversely impact your rights as holders of our common stock.

Our Articles of Incorporation authorizes us to issue up to 10,000,000 shares of "blank check" preferred stock. Accordingly, our board of directors will have the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue such additional shares of preferred stock, your rights as holders of common stock could be impaired thereby, including, without limitation, dilution of your ownership interests in us. In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in your interest as holders of common stock.

THE OFFERING

This prospectus relates to the resale by certain selling security holders of the Company of up to 2,544,400 shares of our common stock. Such shares were offered and sold by us to the selling security holders in private placements conducted in October through December, 2007, to the selling security holders pursuant to the exemptions from registration under the Securities Act provided by Regulations S and D of the Securities Act.

The selling security holders will be offering the shares of common stock being covered by this prospectus at a price of $0.05 per share until a market develops and thereafter at prevailing market prices or privately negotiated prices. We will not receive any proceeds from the resale of common shares by the selling security holders.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common shares being offered for sale by the selling security holders.

DETERMINATION OF OFFERING PRICE

The selling security holders will be offering the shares of common stock being covered by this prospectus at a price of $0.05 per share until a market develops and thereafter at prevailing market prices or privately negotiated prices. The offering price of $0.05 per share is based on the price at which the selling shareholders, except for three shareholders which are founding shareholders, purchased the shares from us. Such offering price does not have any relationship to any established criteria of value, such as book value or earnings per share. Because we have no significant operating history and have not generated any revenues from operations to date, the price of our common stock is not based on past earnings, nor is the price of our common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors,” that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

DESCRIPTION OF BUSINESS

We were incorporated in the State of Nevada on August 31, 2007. We are a development stage company and from our inception to date, we have not generated any revenue from operations.

Our goal is to develop a special device that will allow drinkers of bottled water to choose from certain selected flavors and make their own drink by virtue of pouring the water from the bottle through our filter cork. We have filed a patent application with the Israeli Patent Office covering our special cork device on October 23, 2007. The application is currently pending for approval.

Our Products

The product we are developing, which we call the T.O.D. Cork, is a cork that can be screwed on different kinds of bottles which can be used to turn plain water into flavored water or juice. The cork has four compartments; each one can hold a different capsule. The user can choose a capsule with the desired flavor, turn the cork to that compartment and the water will flow through the capsule and produce flavored water of choice. The T.O.D. Cork is reusable. The consumer can carry one cork to produce four different flavored beverages. Capsules, however, can also be used to produce vitamin water and to add other food supplements to water, including baby food supplements. Another potential application of our device is a special mini bar device. This product is similar to the T.O.D. Cork in its operation. It is a filter that can be screwed to the spout of mineral water mini bar (usually used in offices). The filter turns cold mineral water to flavored water of choice. It turns hot water to instant coffee or tea per user’s choice.

Our Target Customers and Market

We will target households that consume mineral water and soft drinks. The end users of our products should also include children, travelers and members of armed forces based away from home. Customers of mineral water mini-bars will include offices and clinics. The first product we are looking to launch, the T.O.D. Cork with the capsules for flavoring water, is focused at the mineral water/light drinks industry. Millions of litters of mineral water are sold every year around the world. The mineral water market is experiencing rapid growth and is becoming more crowded and competitive as new mineral water brands enter the market. The differentiators between brands of mineral water are limited, thus, players engage in price wars to win market share. Mineral water and beverages producers are now also producing flavored mineral waters. Another popular product is the vitamin flavored water. Our products supplement this market. They would bring flavors and vitamins for a plain bottle of water the consumer will buy. Mineral water and beverages suppliers will use our products to differentiate their brand from others, increase market share and profit margins. We can assure no success, however, of our attempt.

Distribution Methods

Our T.O.D. Cork and capsules for flavoring water can be distributed via indirect sales e.g. selling to mineral water suppliers and to suppliers of flavored water and also directly to retail stores. Such sales can also be made by licensing our intellectual property rights to manufacturers of bottled water or water with flavors. We are currently focused on the development of the T.O.D. Cork and capsules for flavoring water. When our product is more fully developed, we will evaluate the distribution methods and geographical markets available to us.

Intellectual Property

We have filed a patent application with the Israeli Patent Office on October 23, 2007 which, if granted, will protect our intellectual property rights in the T.O.D. Cork, which can be used for various applications. The patent application is pending with the Israeli Patent Office. We could within one year from the date of filing in Israel file for a patent application in other countries such as the U.S. where the date of the patent application with the Israeli Patent Office is accepted by treaty as the priority date with respect to such application. The application generally relates to means for adding flavor to a flowing liquid. More specifically, the invention covered by the application relates to a passive tubular structure that is shaped for facile attachment to a bottle orifice and that is preferably capable of mixing a pre-measured flavoring to liquid flowing through the tube

Competition

To our knowledge, currently there is no competition to our T.O.D. Cork, which is a unique invention with various applications. There can be no assurance, however, that similar products may not come to the market in the near future. There might be some competition to certain applications of the T.O.D. Cork however. For example, mineral water and beverages producers have been recently producing flavored mineral water that is sold in bottles to the consumer. Another product is the vitamin flavored water. We believe that our T.O.D. Cork can bring the same result for water with capsules that contain flavored juice or vitamins. These products do not directly complete with the flavored water application of the T.O.D. Cork but we believe that we may be competing on the same market share and as a result our product may be a threat to such companies. Nonetheless, these companies may also become our partners for sale and distribution of the T.O.D. Cork that can flavor water or insert vitamin into water as this may increase their sales of bottled mineral water.

Government Regulation

We are not aware of any government regulation that applies to the T.O.D. Cork as a device. There may be however, government regulation that applies to various applications of the T.O.D. Cork and to the capsules, depending on the actual location of our product launch. At the moment, we are focused on the development of the T.O.D. Cork and capsules for flavoring water and upon completion of the first prototype, will evaluate the distribution methods and geographical markets available to us. Upon determination we will comply with all regulations applicable to the production, transportation, sale, safety, advertising, labeling and ingredients of such products, if we choose to directly get involved in such actions. We may decide not to.

Employees

We have no full time employees at this time. All functions including development, strategy, negotiations and clerical are currently being provided by our sole executive officer on a voluntary basis.

DESCRIPTION OF PROPERTY

The Company’s office is located at 55 Hakeshet Street, Reuth, Israel. We are using such space which belongs to David Kaztir, who is a director and an officer of our Company, free of charge. We believe that this space will be sufficient until we open our first facility and need to hire employees.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR
PLAN OF OPERATION

Plan of Operation

We have not had any revenues from operations since our inception on August 31, 2007 and we have accumulated a net loss of 18,253, or $0.01 per share since inception. This negative cash flow is mostly attributable to our operation expenses which amounted to $18,344 as of November 30, 2007, including $4,432 of research and development related expenses and $13,912 of general and administrative expenses including but not limited to, expenses related to our formation, audit and legal fees. We anticipate that our operating expenses will increase as we intend to develop the T.O.D. Cork along with its first application that is designed to flavor water. We estimate our expenses in the next twelve months to be up to $44,000, generally falling in two major categories: research and development costs, and general and administrative expenses. Over the next twelve months, we will focus on developing the T.O.D. Cork and capsules which can flavor water, and evaluate alternatives and strategies for commercialization of this product.

Our vision is to develop our products that will become widely accepted in the market. Our growth may be achieved through licensing the technology, or direct manufacturing and distribution of our products. Therefore we plan to focus in the coming months on the development of the T.O.D. Cork and the application for flavoring water through capsules. We will aim to create a prototype of the T.O.D. Cork as well as the required capsules in four flavors within 9 months. As soon as we create a first prototype we plan to evaluate distribution methods and geographical markets and explore the following options in order to generate revenue: getting into manufacturing and distribution of our products OR licensing the technology to companies such as beverages, and mineral water producers.

As of November 30, 2007, we had total assets of $39,412 and total liabilities of $12,932. As of January 28, 2008, we had $35,819 in cash. From October 1, 2007 through December 21, 2007, we sold 544,400 shares of our common stock to 35 investors pursuant to the exemption from the registration requirements of the Securities Act provided by Regulations S and D for aggregate consideration of $27,220. This amount may not be sufficient to provide for the basic operation expenses and maintenance costs for the next 12 months. We may need to raise additional funds from time to time.

We estimate the following use of funds:

Research and Development of the T.O.D. Cork and capsules for flavoring water:

For the next twelve months, we estimate that our research and development costs will be approximately $15,000, most of which to be used to pay for engineering services.

General and Administrative Expenses

For the next twelve months, we estimate that our general and administrative expenses will be up to $28,500. These expenses will include approximately $1,500 for office and miscellaneous charges, which consist primarily of charges incurred for purchase of office supplies and other administrative expenses. These expenses also include an estimate of up to $27,000 for professional fees, which consist primarily of accounting, and auditing fees in connection with this registration statement, the year-end audit and legal fees for securities advice.

Depending on additional needs, we may have to raise more funds to pay for various expenses. We may have to borrow funds from time to time. There can be no assurance that additional capital will be available to us. Our inability to raise funds will have a severe negative impact on our ability to remain a viable company.

Going Concern Consideration

Our independent auditors included an explanatory paragraph in their report on the accompanying financial statements regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

LEGAL PROCEEDINGS

There are no pending legal proceedings to which the Company is a party or in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company. The Company’s property is not the subject of any pending legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

Set forth below is certain information relating to our current directors and officers including their name, age, and business experience.

Name and Business Address	Age	Position

David Katzir 55 Hakeshet Street, Reuth, Israel 91708	48	President, Treasurer, Secretary and Director
Asael Karfiol 6 Dori Street, Ra’anana, Israel 43398	44	Director

David Katzir has been our director and our President, Treasurer and Secretary since our inception in August 2007. Mr. Katzir is an entrepreneur that since 1992 has been involved in the formation of few business ventures, the most successful of which is Exent Technologies Ltd., a leading global market solutions provider for broadband-based monetization of new and existing PC and video games. Between 1988 and 2004, Mr Kaztir was the owner of G.K.A.R. Computers Ltd, an importer and distributor of computers to Israeli businesses and organizations. Mr. Katzir attended Bar Ilan University in Israel studying for a B.A. degree in criminology and psychology.

Asael Karfiol has been our director since our inception in August 2007. Mr. Karfiol has over 20 years of experience in investment, consulting, marketing and operation management. Since 2001untill 2007, Mr. Karfiol had been serving as general partner at Hyperion Israel Venture Partners ("Hyperion Israel"), which was founded as a $73 million investment fund in year 2000 by principals of Hyperion Partners, a leading US firm, to provide start-up companies with financing and strategic guidance based on deep industry experience. Mr. Karfiol was a director in two of Hyperion Israel portfolio companies, Xloom Communications Inc. and Mplicity Ltd., and also served as an observer on the board of directors of cVidya Networks Inc. and Bamboo MediaCasting Inc. Mr. Karfiol received a B.Sc.E.E. Electronics Engineering, Magna Cum Laude from Tel Aviv University in 1985 and an MBA degree, Summa Cum Laude from Tel Aviv University/the University of Pennsylvania at 1990, specializing in marketing and finance.

There are no familial relationship among our directors and officers. None of our directors or officers is a director in any other reporting companies. None of our directors or officers has been affiliated with any company that has filed for bankruptcy within the last five years. The Company is not aware of any proceedings to which any of the Company’s officers or directors, or any associate of any such officer or director, is a party adverse to the Company or any of the Company’s subsidiaries or has a material interest adverse to it or any of its subsidiaries.

Each director of the Company serves for a term of one year or until the successor is elected at the Company's annual shareholders' meeting and is qualified, subject to removal by the Company's shareholders. Each officer serves, at the pleasure of the board of directors, for a term of one year and until the successor is elected at the annual meeting of the board of directors and is qualified.

Auditors; Code of Ethics; Financial Expert

Our principal registered independent accountant is Berman & Company, P.A.

We do not currently have a Code of Ethics applicable to our principal executive, financial and accounting officers. We do not yet have a “financial expert” on the board or an audit committee or nominating committee.

EXECUTIVE COMPENSATION

(a)   Summary Compensation . Since our inception, August 31, 2007, we have not paid any compensation to our directors or officers other than the issuance to Asael Karfiol, our director, of 100,000 shares of our common stock.

(b)   Grants of Stock Options and Stock Appreciation Rights . Since our inception, August 31, 2007, no stock options or stock appreciation rights have been granted to any of our directors or executive officers.

(c)   Option/ SAR Exercises . Since our inception, August 31, 2007, none of our directors or executive officers were issued any stock options or stock appreciation rights, and none of them holds unexercised stock options.

(d)   Long Term Incentive Plan Awards . The Company has no long-term incentive plans.

(e)   Compensation of Directors . Our directors do not receive compensation for their services as directors.

(f)   Employment Contracts . There are no employment agreements between the Company and any of its directors or executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of January 25, 2008, the number of shares of common stock of our Company that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 3,654,400 shares of our common stock issued and outstanding as of January 25, 2008. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock. Unless otherwise indicated, the address of each person listed is c/o T.O.D. Taste on Demand Inc. 55 Hakeshet Street, Reuth, Israel.

Name of Beneficial Owner	Title Of Class	Amount and Nature of Beneficial Ownership	Percent of Class
David Katzir(1)	Common	1,000,000	27.4%
Asael Karfiol(2)	Common	100,000	2.7%
Directors and Officers as a Group (2 persons)	Common	1,100,000	30.1%
KAEYO Investments Ltd. (3)	Common	1,000,000	27.4%
Orit Wolkin	Common	500,000	13.7%
Jue Min Chu	Common	500,000	13.7%

(1)	Our President, Secretary, Treasurer, and Director
(2)	Our Director
(3)
KAEYO Investments Ltd. Is wholly owned by Mr. Yoel Neeman. Accordingly, Mr. Neeman may be deemed to beneficially own, and exercise sole voting and investment powers with respect to the common stock held by, KAEYO Investments Ltd.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On September 2, 2007, by action taken by our board of directors, we issued 1,000,000 shares of our common stock to David Katzir, our President, Treasurer, Secretary and Director, in consideration for the assignment of all of his rights pertaining to the product known as “Taste on Demand”. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation S promulgated by the Securities and Exchange Commission.

On September 2, 2007, by action taken by our board of directors and pursuant to the Director Appointment Agreement dated September 1, 2007, we issued 100,000 shares of our common stock to Asael Karfiol, our Director, in consideration for services rendered. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation S promulgated by the Securities and Exchange Commission. Pursuant to the terms of the Director Appointment Agreement, Mr. Karfiol agreed to serve as our director until August 31, 2008 unless either party provides 30-day notice of its intention to terminate the agreement. Mr. Karfiol shall be entitled to reimbursement from us for expenses incurred and agreed during the term and for 1 year after not to compete with any business similar to ours.

SELLING SECURITY HOLDERS

The following table sets forth the shares beneficially owned, as of January 25, 2008, by the selling security holders prior to the offering contemplated by this prospectus, the number of shares each selling security holder is offering by this prospectus and the number of shares which each would own beneficially if all such offered shares are sold.

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

None of the selling security holders is a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the selling security holders has acquired his, her or its shares pursuant to a private placement solely for investment and not with a view to or for resale or distribution of such securities. The shares were offered and sold to the selling security holders in a private placement which closed on December 21, 2007 pursuant to the exemptions from the registration under the Securities Act provided by Regulations D and S of the Securities Act. None of the selling security holders are affiliates or controlled by our affiliates and none of the selling security holders are now or were at any time in the past an officer or director of ours or any of our predecessors or affiliates.

The percentages below are calculated based on 3,654,400 shares of our common stock issued and outstanding as of January 25, 2008. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock.

Name of Selling Security Holder	Common Shares owned by the Selling Security Holder	Number of Shares Offered by Selling Security Holder	Number of Shares and Percent of Total Issued and Outstanding Held After the Offering (1)
			# of Shares	% of Class
Ariel Aharonivich	20,000	20,000	20,000	*
Alexander T. Shang	20,000	20,000	20,000	*
Ora Arad	20,000	20,000	20,000	*
Joshua H. Landes	20,000	20,000	20,000	*
Marcel Kremer	20,000	20,000	20,000	*
KAEYO Investments Ltd. (2)	1,000,000	1,000,000	1,000,000	27.4%
Jue Min Chu	500,000	500,000	500,000	13.7%
Orit Wolkin	500,000	500,000	500,000	13.7%
Shai Weil	20,000	20,000	20,000	*
Batya Grinstein	10,000	10,000	10,000	*
Dan Toledano	20,000	20,000	20,000	*
A.H. Schlussel Ltd. (3)	14,400	14,400	14,400	*
Chedva Eisenreich	10,000	10,000	10,000	*
Dor Evron	20,000	20,000	20,000	*
Be It Visual Communications Ltd. (4)	20,000	20,000	20,000	*
Zohar Lande	10,000	10,000	10,000	*
Shmuel Even	20,000	20,000	20,000	*
Kfir Bar Levav	10,000	10,000	10,000	*
Joe Yoav Grospa	15,000	15,000	15,000	*
Tal Cohen	10,000	10,000	10,000	*
Tomer Hammer	20,000	20,000	20,000	*
Rapahel Geva	10,000	10,000	10,000	*
Yirmiyahou Elkus	15,000	15,000	15,000	*
Heng Pan	20,000	20,000	20,000	*
Jue Yi Chu	20,000	20,000	20,000	*
Arik Dejaldety	20,000	20,000	20,000	*
Seth Ferbman	20,000	20,000	20,000	*
Shai Stern	20,000	20,000	20,000	*
Jonathan Even	20,000	20,000	20,000	*
Michal Even	20,000	20,000	20,000	*
Oded Ofek	10,000	10,000	10,000	*
Shlomo Levi	10,000	10,000	10,000	*
Bin Wang	10,000	10,000	10.000	*
Anna Wang	10,000	10,000	10,000	*
Yonathan Finkelstein	10,000	10,000	10,000	*
Roy Kaner	10,000	10,000	10,000	*
Gil Gelber	10,000	10,000	10,000	*
Yafit Dwik	10,000	10,000	10,000	*
Uriel Levy	10,000	10,000	10,000	*

* Represents less than one percent of the total number of shares of common stock outstanding as of the date of this filing.

(1)
Assumes all of the shares of common stock offered in this prospectus are sold and no other shares of common stock are sold or issued during this offering period. Based on 3,654,400 shares of common stock issued and outstanding as of January 25, 2008.

(2)
KAEYO Investments Ltd. Is wholly owned by Mr. Yoel Neeman. Accordingly, Mr. Neeman may be deemed to beneficially own, and exercise sole voting and investment powers with respect to the common stock held by, KAEYO Investments Ltd.

(3)
A.H. Schlussel Ltd. Is wholly owned by Mr. Avraham Haim Schlussel. Accordingly, Mr. Schlussel may be deemed to beneficially own, and exercise sole voting and investment powers with respect to the common stock held by, A.H. Schlussel Ltd.

(4)
Be It Visual Communications Ltd. Is wholly owned by Mr. Nir Bar. Accordingly, Mr.Nir Bar may be deemed to beneficially own, and exercise sole voting and investment powers with respect to the common stock held by, Be It Ltd Visual Communications Ltd.

We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus, or the related registration statement, untrue in any material respect, or that requires the changing of statements in these documents in order to make statements in those documents not misleading. We will file a post-effective amendment to this registration statement to reflect any material changes to this prospectus.

EXPENSES OF ISSUANCE AND DISTRIBUTION

We have agreed to pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes, which shall be borne by the selling security holders. The expenses which we are paying are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

Nature of Expense	Amount

Accounting fees and expenses	$5,500

SEC registration fee	$5.67

Legal fees and other expenses	$4,000

Total	$9,505.67

*Estimated Expenses.

PLAN OF DISTRIBUTION

There has been no market for our securities. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority for our common stock to eligible for trading on the Over The Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application. The selling security holders will be offering our shares of common stock at a price of $0.05 per share until a market develops and thereafter at prevailing market prices or privately negotiated prices.

The selling security holders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be listed or quoted (anticipated to be the OTC Bulletin Board in the United States), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. Moreover, the shares of common stock being offered for resale by this prospectus may be sold by the selling security holders by one or more of the following methods, without limitation: (a) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (b) privately negotiated transactions; (c) market sales (both long and short to the extent permitted under the federal securities laws); (d) at the market to or through market makers or into an existing market for the shares; (e) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and (f) a combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the selling security holders of its common shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling security holder who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling security holder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling security holder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling security holder if such broker-dealer is unable to sell the shares on behalf of the selling security holder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling security holders and any broker-dealers or agents that participate with the selling security holders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the selling security holders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling security holder, their broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling security holders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any of the selling security holders defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling security holder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

Penny Stock Regulations

You should note that our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

Blue Sky Restrictions on Resale

If a selling security holder wants to sell shares of our common stock under this registration statement in the United States, the selling security holders will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales. All states offer a variety of exemption from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Securities Exchange Act of 1934 or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for a selling security holder will be able to advise a selling security holder which states our common stock is exempt from registration with that state for secondary sales.

Any person who purchases shares of our common stock from a selling security holder under this registration statement who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.

When the registration statement becomes effective, and a selling security holder indicates in which state(s) he desires to sell his shares, we will be able to identify whether it will need to register or will rely on an exemption there from.

DIVIDEND POLICY

We have not declared or paid dividends on our Common Stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the board of directors. There are no contractual restrictions on our ability to declare or pay dividends.

SHARE CAPITAL

Security Holders

As of January 25, 2008, there were 3,654,400 shares of common stock issued and outstanding, which were held by 41 stockholders of record.

Transfer Agent

We have not yet appointed a transfer agent.

Admission to Quotation on the OTC Bulletin Board

We intend to have a market maker file an application for our common stock to be quoted on the OTC Bulletin Board. However, we do not have a market maker that has agreed to file such application. If our securities are not quoted on the OTC Bulletin Board, a security holder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities. The OTC Bulletin Board differs from national and regional stock exchanges in that it

(1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers, and

(2) securities admitted to quotation are offered by one or more Broker-dealers rather than the "specialist" common to stock exchanges.

To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. If it meets the qualifications for trading securities on the OTC Bulletin Board our securities will trade on the OTC Bulletin Board. We may not now or ever qualify for quotation on the OTC Bulletin Board. We currently have no market maker who is willing to list quotations for our securities.

Description of Securities

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation which has been filed as an exhibit to our registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 65,000,000 shares of common stock, par value $0.001, of which 3,654,400 shares are issued and outstanding as of January 25, 2008. Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. There is no provision in our Certificate of Incorporation or By-laws that would delay, defer or prevent a change in control of our Company.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, none of which is issued and outstanding. Our board of directors has the right, without shareholder approval, to issue preferred shares with rights superior to the rights of the holders of shares of common stock. As a result, preferred shares could be issued quickly and easily, negatively affecting the rights of holders of common shares and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult. Because we may issue up to 10,000,000 shares of preferred stock in order to raise capital for our operations, your ownership interest may be diluted which results in your percentage of ownership in us decreasing.

Warrants and Options

Currently, there are no warrants, options or other convertible securities outstanding.

LEGAL MATTERS

David Lubin & Associates, PLLC has opined on the validity of the shares of common stock being offered hereby.

EXPERTS

The financial statements included in this prospectus and in the registration statement have been audited by Berman & Company, P.A. , an independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our By-laws provide to the fullest extent permitted by law, our directors or officers, former directors and officers, and persons who act at our request as a director or officer of a body corporate of which we are a shareholder or creditor shall be indemnified by us. We believe that the indemnification provisions in our By-laws are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act with the SEC for the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For additional information about us and our securities, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other documents to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge (and copies may be obtained at prescribed rates) at the public reference facility of the SEC at Room 1024, 100 F Street, N.E. Washington, D.C. 20549.

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at http://www.sec.gov.

T.O.D. TASTE ON DEMAND INC.
(A Development Stage Company)
Financial Statements
November 30, 2007

CONTENTS

Page(s)

Report of Independent Registered Public Accounting Firm	F-1

Financial Statements:

Balance Sheet - As of November 30, 2007	F-2

Statement of Operations - For the period from August 31, 2007 (inception) to November 30, 2007	F-3

Statement of Changes in Stockholders’ Equity - For the period from August 31, 2007 (inception) to November 30, 2007	F-4

Statement of Cash Flows - For the period from August 31, 2007 (inception) to November 30, 2007	F-5

Notes to Financial Statements	F6 - F10

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of:
T.O.D. Taste on Demand Inc.

We have audited the accompanying balance sheet of T.O.D. Taste On Demand Inc. (“the Company”) (a development stage company) as of November 30, 2007, and the related statements of operations, changes in stockholders’ equity and cash flows for the period from August 31, 2007 (inception) to November 30, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of T.O.D. Taste On Demand Inc. as of November 30, 2007, and the results of its operations and its cash flows for the period from August 31, 2007 (inception) to November 30, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has a net loss of $18,253 and net cash used in operations of $5,071 for the period ended November 30, 2007 and a deficit accumulated during the development stage of $18,253 at November 30, 2007. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan in regards to these matters is also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Berman & Company, P.A.

Boca Raton, Florida
January 24, 2008

T.O.D Taste On Demand Inc.
(A Development Stage Company)
Balance Sheet
November 30, 2007

Assets

Current Assets:
Cash	$37,162
Prepaid expenses	750
Stock proceeds receivable	1,500
Total Current Assets	39,412

Total Assets	$39,412

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable	$12,932
Total Current Liabilities	12,932

Stockholders' Equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; none issued and outstanding	-
Common stock, $0.001 par value, 65,000,000 shares authorized; 3,554,400 shares issued and outstanding	3,554
Additional paid-in capital	41,179
Deficit accumulated during the development stage	(18,253)
Total Stockholders' Equity	26,480
Total Liabilities and Stockholders' Equity	$39,412

See accompanying notes to financial statements

T.O.D Taste On Demand Inc.
(A Development Stage Company)
Statement of Operations
For the Period from August 31, 2007 (Inception) to November 30, 2007

Revenues	$-

Operating Expenses
Research and development	4,432
General and administrative	13,912
Total Operating Expenses	18,344

Loss from Operations	(18,344)

Other Income
Interest income	91
Total Other Income	91

Net loss	$(18,253)

Net loss per share - basic and diluted	(0.01)

Weighted average number of shares outstanding during the period - basic and diluted	3,035,055

See accompanying notes to financial statements

T.O.D Taste On Demand Inc.
(A Development Stage Company)
Statement of Changes in Stockholders' Equity
For the Period from August 31, 2007 (Inception) to November 30, 2007

	Common Stock			Deficit Accumulated
	Shares	Amount	Additional Paid in Capital	During the Development Stage	Total Stockholders' Equity

Issuance of common stock for intellectual property - related party ($0.001/share)	1,000,000	$1,000	$-	$-	$1,000

Issuance of common stock to founders for cash ($0.01/share)	2,000,000	2,000	18,000	-	20,000

Issuance of common stock for future services - related party ($0.01/share)	100,000	100	900	-	1,000

Issuance of common stock for services ($0.05/share)	10,000	10	490		500

Issuance of common stock for cash pursuant to a private placement ($0.05/share)	444,400	444	21,789		22,233

Net loss for the period ended November 30, 2007	-	-		(18,253)	(18,253)

Balance - November 30, 2007	3,554,400	$3,554	$41,179	$(18,253)	$26,480

See accompanying notes to financial statements

T.O.D Taste On Demand Inc.
(A Development Stage Company)
Statement of Cash Flows
For the Period from August 31, 2007 (Inception) to November 30, 2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(18,253)
Adjustments to reconcile net loss to cash used in operating activities:
Stock issued for intellectual property - related party	1,000
Stock issued for future services - related party	1,000
Stock issued for consulting services	500
Changes in operating assets and liabilities:
Increase in prepaid expense	(750)
Increase in stock proceeds receivable	(1,500)
Increase in accounts payable	12,932
Net Cash Used In Operating Activities	(5,071)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	42,233
Net Cash Provided By Financing Activities	42,233

Net Increase in Cash and Cash Equivalents	37,162

Cash and Cash Equivalents - Beginning of Period	-

Cash and Cash Equivalents - End of Period	$37,162

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash Paid During the Period for:
Taxes	$-
Interest	$-

See accompanying notes to financial statements

T.O.D. TASTE ON DEMAND INC.
(A Development Stage Company)
Notes to Financial Statements
November 30, 2007

Note 1 Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

T.O.D. Taste On Demand Inc. (the "Company"), was incorporated in Nevada on August 31, 2007.

The Company is developing a device that will allow drinkers of bottled water to choose one of a few flavors and make their own drink as they pour the water from the bottle into the glass.

Most activity through November 30, 2007 relates to the Company’s formation and the private offering as well as to the preparation and filing of a patent application in connection with the products the company is developing.

The Company’s fiscal year will be June 30.

Development Stage

The Company's financial statements are presented as those of a development stage enterprise. Activities during the development stage primarily include equity based financing, and the further development of the business plan.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

A significant estimate in 2007 included a 100% valuation allowance for deferred taxes due to the Company’s continuing and expected future losses.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents. At November 30, 2007, the Company had no cash equivalents.

Net Loss Per Share

Basic loss per share is computed by dividing net loss by weighted average number of shares of common stock outstanding during each period. Diluted loss per share is computed by dividing net loss by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. At November 30, 2007, the Company does not have any outstanding common stock equivalents; therefore, a separate computation of diluted loss per share is not presented.

T.O.D. TASTE ON DEMAND INC.
(A Development Stage Company)
Notes to Financial Statements
November 30, 2007

Stock-based Compensation

All share-based payments to employees will be recorded and expensed in the statement of operations as applicable under SFAS No. 123R “Share-Based Payment”. The Company has not issued any stock based compensation since inception.

Research and Development

The Company expenses all research and development costs as incurred.

Income Taxes

The Company accounts for income taxes under the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Fair Value of Financial Instruments

The carrying amounts of the Company’s short-term financial instruments, including stock proceeds receivable and accounts payable, approximate fair value due to the relatively short period to maturity for these instruments.

Recent Accounting Pronouncements

In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure many financial instruments and certain other items at fair value. The unrealized gains and losses on items for which the fair value option has been elected should be reported in earnings.  The decision to elect the fair value option is determined on an instrument-by-instrument basis, should be applied to an entire instrument and is irrevocable.  Assets and liabilities measured at fair values pursuant to the fair value option should be reported separately in the balance sheet from those instruments measured using other measurement attributes.  SFAS No. 159 is effective as of the beginning of the Company’s 2008 fiscal year. The adoption of SFAS No. 159 is not expected to have a material effect on its financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No 51” (SFAS 160). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, changes in a parent’s ownership of a noncontrolling interest, calculation and disclosure of the consolidated net income attributable to the parent and the noncontrolling interest, changes in a parent’s ownership interest while the parent retains its controlling financial interest and fair value measurement of any retained noncontrolling equity investment. SFAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The adoption of SFAS No. 160 is not expected to have a material effect on its financial position, results of operations or cash flows.

T.O.D. TASTE ON DEMAND INC.
(A Development Stage Company)
Notes to Financial Statements
November 30, 2007

In December 2007, the FASB issued SFAS 141R, Business Combinations (“SFAS 141R”), which replaces FASB SFAS 141, Business Combinations. This Statement retains the fundamental requirements in SFAS 141 that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141R defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control.  SFAS 141R will require an entity to record separately from the business combination the direct costs, where previously these costs were included in the total allocated cost of the acquisition.  SFAS 141R will require an entity to recognize the assets acquired, liabilities assumed, and any non-controlling interest in the acquired at the acquisition date, at their fair values as of that date.  This compares to the cost allocation method previously required by SFAS No. 141.  SFAS 141R will require an entity to recognize as an asset or liability at fair value for certain contingencies, either contractual or non-contractual, if certain criteria are met.  Finally, SFAS 141R will require an entity to recognize contingent consideration at the date of acquisition, based on the fair value at that date.  This Statement will be effective for business combinations completed on or after the first annual reporting period beginning on or after December 15, 2008.  Early adoption of this standard is not permitted and the standards are to be applied prospectively only.  Upon adoption of this standard, there would be no impact to the Company’s results of operations and financial condition for acquisitions previously completed.   The adoption of SFAS No. 141R is not expected to have a material effect on its financial position, results of operations or cash flows.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date and are not expected to have a material impact on the financial statements upon adoption.

Note 2 Going Concern

As reflected in the accompanying financial statements, the Company has a net loss of $18,253, net cash used in operations of $5,071 for the period ended November 30, 2007, and a deficit accumulated during the development stage of $18,253 at November 30, 2007. In addition, the Company is in the development stage and has not yet generated any revenues. The ability of the Company to continue as a going concern is dependent on Management's plans, which include potential asset acquisitions, mergers or business combinations with other entities. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

T.O.D. TASTE ON DEMAND INC.
(A Development Stage Company)
Notes to Financial Statements
November 30, 2007

Note 3 Stock Proceeds Receivable

During 2007, the Company received proceeds from a private placement (See Note 4). As of November 30, 2007, $1,500 was being held by a third party who was collecting and remitting funds to the Company. The $1,500 was remitted to the Company on December 11, 2007.

Note 4 Stockholders’ Equity

In September 2007, the Company issued an aggregate 1,000,000 shares of common stock, having a fair value of $1,000 ($0.001/share), to its Chairman, CEO and Director for the acquisition of certain intellectual property (“IP”). The IP was received under an assignment agreement pertaining to the product known as "Taste on Demand" to the Company. Pursuant to Staff Accounting Bulletin Topic 5(G), “Transfers of Nonmonetary Assets by Promoters or Shareholders” , the patent was contributed to the Company at its historical cost basis of $0 as determined under generally accepted accounting principles. At November 30, 2007, the Company has expensed this stock issuance as a component of research and development.

In September 2007, the Company issued 2,000,000 shares of common stock to its founders for $20,000 ($0.01/share).

In September 2007, the Company issued 100,000 shares of common stock, having a fair value of $1,000 ($0.01/share), based upon the recent cash offering price, to its Director, in consideration for future services. The Company is amortizing the related compensation on a quarterly basis over a one-year period. The Company has expensed $250 for the period ended November 30, 2007, and the remaining $750 is reflected as prepaid expenses.

During October and November 2007, the Company issued an aggregate 444,400 shares of common stock to third party investors under a private placement offering for $22,233 ($0.05/shares).

On November 2007, the Company issued 10,000 shares of common stock, having a fair value of $500 ($0.05/share), based upon the recent cash offering price, for consulting services rendered.

Note 5 Income Taxes

SFAS 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carryforwards. SFAS 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets.

T.O.D. TASTE ON DEMAND INC.
(A Development Stage Company)
Notes to Financial Statements
November 30, 2007

The Company has a net operating loss carryforward for tax purposes totaling approximately $18,253 at November 30, 2007 expiring through the year 2027. Internal Revenue Code Section 382 places a limitation on the amount of taxable income that can be offset by carryforwards after a change in control (generally greater than a 50% change in ownership). Temporary differences, which give rise to a net deferred tax asset, are as follows:

Significant deferred tax assets at November 30, 2007 are as follows:

Gross deferred tax assets:
Net operating loss carryforwards	$6,206
Total deferred tax assets	6,206
Less: valuation allowance	(6,206)
Net deferred tax asset recorded	-

The valuation allowance at August 31, 2007 (inception) was $0. The net change in valuation allowance during the period ended November 30, 2007 was an increase of $6,206. In assessing the reliability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on consideration of these items, management has determined that enough uncertainty exists relative to the realization of the deferred income tax asset balances to warrant the application of a full valuation allowance as of November 30, 2007.

The actual tax benefit differs from the expected tax benefit for the period ended November 30, 2007 (computed by applying the U.S. Federal Corporate tax rate of 34% to income before taxes) as follows:

Expected tax expense (benefit) - Federal	$(6,206)
Expected tax expense (benefit) - State	-
Change in valuation allowance	6,206
Actual tax expense (benefit)	$-

Note 6 Subsequent Events

During the period from December 1, 2007 to December 21, 2007, the Company completed its private offering to accredited investors under Section 4(2) of the Securities Act. The Company sold an additional 100,000 shares of common stock for $5,000.